Exhibit 99.1

Unaudited condensed interim financial statements of Riviera Black Hawk, Inc. as of March 31, 2012 and for the three months ended March 31, 2012 and 2011

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RIVIERA BLACK HAWK, INC.
CONDENSED BALANCE SHEETS
As of March 31, 2012 (Unaudited) and December 31, 2011
(Dollars In Thousands)

	March 31, 2012 (Unaudited)	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,035	$5,936
Accounts receivable - net	195	200
Inventories	97	79
Prepaid expenses and other assets	862	656
Total current assets	7,189	6,871

PROPERTY AND EQUIPMENT - net	39,817	40,826

OTHER ASSETS
Intangible assets - net	6,522	6,884
Other assets	8	10
Intercompany	23,938	23,498
Total other assets	30,468	30,392
Total assets	$77,474	$78,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$638	$631
Accrued expenses	3,536	3,880
Income tax payable	1,272	1,373
Current portion of capital lease	45	45
Total current liabilities	5,491	5,929

LONG-TERM LIABILITIES
Deferred tax liability	1,244	1,244
Due to parent	70,000	70,000
Capital lease - net of current portion	15	26
Total long-term liabilities	71,259	71,270
Total liabilities	76,750	77,199

STOCKHOLDERS’ EQUITY
Retained earnings	724	890
Total stockholders’ equity	724	890
Total liabilities and stockholders’ equity	$77,474	$78,089

See notes to the unaudited condensed financial statements

RIVIERA BLACK HAWK, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2012 and 2011 (Unaudited)
(Dollars In Thousands)

	Successor	Predecessor
	3 Months Ended	3 Months Ended
	March 31, 2012	March 31, 2011
REVENUES
Casino	$9,785	$9,803
Food and beverage	973	1,046
Other	118	77
Gross revenues	10,876	10,926
Less - promotional allowances	(863)	(896)
Net revenues	10,013	10,030
OPERATING EXPENSES
Casino	4,713	4,986
Food and beverage	124	254
Selling, general and administrative	2,537	2,223
Depreciation and amortization	1,372	890
Intercompany management fees	224	206
Total operating expenses	8,970	8,559
INCOME FROM OPERATIONS	1,043	1,471
Interest expense, net	(1,310)	(1,313)
(LOSS) INCOME BEFORE INCOME TAX PROVISION	(267)	158

Income tax benefit (provision)	101	(43)
NET (LOSS) INCOME	$(166)	$115

See notes to the unaudited condensed financial statements

RIVIERA BLACK HAWK, INC. CONDENSED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2012 and 2011 (Unaudited)
(Dollars In Thousands)

	Successor	Predecessor
	3 Months Ended	3 Months Ended
	March 31, 2012	March 31, 2011
OPERATING ACTIVITIES
Net (loss) income	$(166)	$115
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,372	890
Changes in operating assets and liabilities:
Accounts receivable	5	(2)
Inventories	(18)	32
Prepaid expenses and other assets	(204)	(74)
Accounts payable	7	(179)
Accrued liabilities	(345)	(76)
Income taxes	(101)	43
Net cash provided by operating	550	749
INVESTING ACTIVITIES
Capital expenditures for property and equipment	-	(180)
Change in intercompany balance	(440)	(262)
Net cash used in investing	(440)	(442)
FINANCING ACTIVITIES
Payments on capitalized leases	(11)	(10)
Net cash used in financing	(11)	(10)
INCREASE IN CASH AND CASH EQUIVALENTS	99	297
CASH AND CASH EQUIVALENTS - Beginning of period	5,936	6,168
CASH AND CASH EQUIVALENTS - End of period	$6,035	$6,465

SUPPLEMENTAL DISCLOSURES OF NON CASH FINANCING AND INVESTING ACTIVITIES

Cash paid for interest	$-	$-

Cash paid for taxes	$-	$-

See notes to the unaudited condensed financial statements

RIVIERA BLACK HAWK, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

1.            BASIS OF PRESENTATION

Riviera Black Hawk, Inc. (the “Company”) owns and operates the Riviera Black Hawk Casino (“Riviera Black Hawk”) located in Black Hawk Colorado.

Until April 26, 2012, the Company was a wholly-owned subsidiary of Riviera Holdings Corporation. The accompanying unaudited condensed financial statements have been prepared from the separate records maintained by the Company on a stand-alone basis and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Company had been operated as an unaffiliated company.

On September 29, 2011, Monarch Casino & Resort, Inc. (“Monarch”), entered into a definitive Stock Purchase Agreement (the “Agreement”) with Riviera Operating Corporation (“ROC”), a Nevada corporation, Riviera Holdings Corporation (“RHC”), a Nevada corporation (collectively the “Seller”) and Riviera Black Hawk, Inc., a Colorado corporation (“RBHI”).  Pursuant to the Agreement, the Seller agreed to sell all of the issued and outstanding shares of common stock of Riviera Black Hawk to Monarch.  On April 26, 2012 (the “Close Date”), the transaction was completed.

References to “Successor” refers to the Company on or after April 1, 2011.  References to “Predecessor” refer to the Company prior to April 1, 2011. For 2011, the accompanying statements of operations and cash flows are presented for two periods: January 1, 2011 through March 31, 2011 (the “Predecessor Period”) and April 1, 2011 through December 31, 2011 (the “Successor Period”). The Predecessor Period reflects the historical accounting basis in Predecessor’s assets and liabilities, while the Successor Period reflects assets and liabilities at fair value by allocating the Company’s enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations.

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the rules and regulations of the United States Securities and Exchange Commission. We describe our significant accounting policies in Note 1 to the audited financial statements of Riviera Black Hawk in Item 9.01 exhibit 99.2 of our Form 8-K/A. There have been no changes to our significant accounting policies during three months period ended March 31, 2012.

Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management of the Company, all adjustments considered necessary for a fair presentation are included.  Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

2.            INCOME TAXES

For the three months ended March 31, 2012 and 2011, the Company’s effective tax rates were approximately 38% and 26.1%, respectively.  The difference between the federal income tax statutory rate of 35% and effective rate is due principally to state income tax in 2012 and certain federal tax credits utilized in 2011.

3.            SUBSEQUENT EVENT

On April 26, 2012 Monarch completed the acquisition of RBHI.  Monarch paid $76 million (the “Purchase Price”), subject to certain post-closing working capital adjustments.  At closing, Seller paid substantially all of RBHI’s indebtedness and left Monarch $2.1 million of net working capital comprised of $2.1 million of cash.

In order to fund the Purchase Price and related transaction costs, Monarch borrowed $72.3 million under its $100 million credit agreement.  Approximately $2.3 million of the Purchase Price was escrowed to secure the Seller’s indemnification obligations under the Purchase Agreement.

No other subsequent events or transactions have occurred or are pending that would have a material effect on the interim financial statements.